Exhibit 107

Calculation of Filing Fee Tables

Form F-1

BYND Cannasoft Enterprises Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Units, each consisting of: (i) one common share, no par value (“Common Shares”); (ii) one Series A Warrant to purchase one Common Share (the “Series A Warrant”); and (iii) two Series B Warrants each to purchase one Common Share (together with the Series A Warrant, “Warrants”)	—		—	—	$8,050,000	.00014760	$1,188.18
	Equity	Common Shares included as part of the Units which include one Common Share (2)	457	(o)	—	—	—	—	—
	Other	Units, each consisting of: (i) one Pre-Funded Warrant exercisable for one Common Share; and (ii) the Warrants(3)	—		—	—	—	—	—
	Other	Pre-Funded Warrants to purchase Common Shares, included as part of the Units which include a Pre-Funded Warrant(3)	457	(g)	—	—	—	—	—
	Equity	Common Stock underlying Pre-Funded Warrants(4)	457	(o)	—	—	—	—	—
	Other	Warrants to Purchase Common Shares, included as part of the Units(4)	457	(g)	—	—	—	—	—
	Equity	Common Shares underlying Warrants(5)	457	(o)	—	—	$22,400,000	.00014760	$3,306.24
Carry Forward Securities	–	–	—		—	—	—	—	—

Total Offering Amounts							$30,450,000	.00014760	$4,494.42
Total Fee Offsets									—
Fees Previously Paid
Net Fee Due									$4,494.42

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes an additional 15% related to the exercise in full of the over-allotment option by the underwriter.

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	The registrant may issue Units which include a Pre-Funded Warrant to purchase Common Stock in lieu of a share of Common Stock in the offering. The purchase price of each Unit which includes a Pre-Funded Warrant will equal the price per share at which Units which include a share of Common Stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price of the Pre-Funded Warrants, and the remaining unpaid exercise price of the Pre-Funded Warrants will equal $0.001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Units which include a Pre-Funded Warrant will be reduced on a dollar-for-dollar basis based on the offering price of any Units which include a Pre-Funded Warrant issued in the offering, and the proposed maximum aggregate offering price of the Units which include a share of Common Stock to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units which include a share of Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Units which include a share of Common Stock and Units which include a Pre-Funded Warrant is $8,050,000, including the Over-allotment Option, if any.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	The exercise price of each Series A Warrant is equal to 150% of the offering price per Unit and the exercise price of each Series B Warrant is equal to 170% of the offering price per Unit.